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         [Letterhead of Banc of America Commercial Finance Corporation]





April 20, 2000



Dr. Michael J. Collins
c/o Wachovia Securities, Inc.
IJL Financial Center
201 North Tryon Street
Charlotte, NC  28202

Dear Mike:

Banc of America Commercial Finance Corporation ("BACF") is pleased to present its commitment to finance the proposed purchase of all of the outstanding shares of CEM Corporation ("CEM") by Dr. Michael J. Collins, as described below (the "Transaction"). BACF proposes to provide credit available in an amount totaling up to $21.00 million in the form of a $3.00 million Revolving Credit Facility, a $12.00 million Term Loan A, and a $6.00 million Term Loan B (collectively, the "Financing"). The Financing is based on $11.15 p/share being tendered for the approximately 3 million shares outstanding of CEM. It is anticipated that the uses will be as follows ($000):

              Purchase Stock                         34,534

              Fees & Expenses                         1,706

              Unused Revolver                         2,400
                                                     ------
                    Total Uses                       38,640
                                                     ======

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

REVOLVING CREDIT FACILITY

      Borrower:                     A newly formed operating company, whose sole
                                    purpose is to own the assets of CEM ("Newco"
                                    or "Company").

      Guarantor:                    A newly formed holding company, whose sole
                                    purpose is to own the stock of Newco
                                    ("Holdings").

      Revolver Amount:              Up to $3,000,000.

      Interest Rate:                Floating at the 30 day LIBOR rate plus 375
                                    basis points, payable monthly in arrears.

      Revolver Term:                Coterminous with Term Loan B.

      Availability:                 Subject to an advance rate against eligible
                                    accounts receivable of up to 85.0%, and an
                                    advance rate against eligible inventory of
                                    50%.

      Collateral:                   A first lien on all of the Company's assets,
                                    including cash, cash equivalents,
                                    inventory, accounts receivable, property,
                                    plant and equipment, intangibles, insurance
                                    policies, contract rights and other
                                    agreements, together with a pledge of the
                                    stock of the Borrower and any subsidiaries,
                                    and a first security interest in all of the
                                    purchaser's rights under the Purchase
                                    Agreement and any escrows established
                                    pursuant thereto.

      Purpose:                      For working capital.

      Draws:                        Minimum draw of $100,000.

      Revolver Amount Drawn         Estimated to be $200,000 at closing.
      at Closing:

      Letter of Credit sub-         $750,000
      facility Amount:

      Letter of Credit Fees:        3.75% of the amount of the letters of credit
                                    outstanding, payable quarterly in arrears.
                                    In addition, the Borrower shall pay
                                    whatever fees the issuing bank requires for
                                    the standby or documentary L/C's.

      Ranking: The Revolver shall rank pari passu with all other portions of the Financing.


      Facility Fee:                 37.5 basis points of the average undrawn
                                    amount of the Revolving Credit Facility,
                                    payable quarterly.

      Optional Prepayment:          A prepayment penalty shall be payable on the
                                    revolver equal to that under the Term
                                    Loans.

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

TERM LOAN A
     Borrower:                      Same as Revolver

     Guarantor:                     Same as Revolver

     Amount:                        $12,000,000

     Interest Rate:                 Floating at the 30 day LIBOR
                                    rate plus 450 basis points, payable monthly
                                    in arrears.

     Term:                          6 years.

     Mandatory Repayment:

     - Scheduled:                   To be paid in equal quarterly installments
                                    based on the following annual schedule:

                                        Yr1       1,000
                                        Yr2       1,500
                                        Yr3       2,000
                                        Yr4       2,250
                                        Yr5       2,500
                                        Yr6       2,750

     - Cash Sweep:                  50% of Excess Cash Flow shall be paid
                                    annually as additional principal payments,
                                    applied in inverse order of maturity.
                                    Excess Cash Flow shall mean EBITDA less
                                    capital expenditures, less cash taxes, less
                                    scheduled debt service.
     - Asset Sales:                 100% of net proceeds of asset sales shall be
                                    applied to installments due in inverse
                                    order of maturity.

     - Equity Proceeds:             100% of net equity offering proceeds shall
                                    be applied to installments due in inverse
                                    order of maturity.

     Collateral:                    Same as the Revolving Credit Facility.

     Ranking:                       Ranks pari passu with Revolver & Term Loan A.

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

TERM LOAN B
     Borrower:                      Same as Revolver & Term Loan A.

     Guarantor:                     Same as Revolver & Term Loan A.

     Amount:                        $6,000,000

     Interest Rate:                 Floating at the 30 day LIBOR rate plus 600
                                    basis points, payable monthly in arrears.

     Term:                          7 years.

     Mandatory Repayment:

     - Scheduled:                   Four equal quarterly payments beginning with
                                    the earlier of the first quarter after
                                    repayment in full of the Term Loan A or
                                    year seven.

     - Cash Sweep:                  After repayment in full of Term Loan A, 50%
                                    of Excess Cash Flow shall be paid annually
                                    as additional principal payments, applied
                                    in inverse order of maturity.

     - Other: After repayment in full of Term Loan A, 100% of net proceeds of asset sales, equity offerings and insurance proceeds shall be applied to in inverse order of maturity.

     Optional Prepayment:           After repayment in full of Term Loan A.

     Collateral:                    Same as the Revolver and Term Loan A.

GENERAL TERMS AND CONDITIONS

The general terms and conditions set forth below shall apply to the Financing:

Financial Covenants

Financial covenants shall include but not be limited to:

         (i)      debt coverage ratios,
         (ii) capital expenditure & research and development limitations, and
         (iii)    minimum EBITDA levels.

Other Covenants

Other covenants shall include but not be limited to:

         (i) financial reporting (including review of operating and capital expenditure budgets),
         (ii) restriction on additional indebtedness, stock issuance, investments, management compensation or liens,
         (iii)    prohibition on disposition of material assets,
         (iv)     limitations on leasing,
         (v)      prohibitions of dividends and repurchase of common stock,
         (vi)     restriction on related party transactions,

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         (vii)    change of control provisions (including equity holders,
                  management, and Board of Directors),
         (viii)   merger and consolidation provisions and
         (ix) limitations on change in management contracts and replacement of key members of management.

Events of Default/Remedies

The transaction documents shall contain events of default and remedies customary for transactions of this type.

MISCELLANEOUS

Closing Date:                       Not later than June 30, 2000.

Capital/Cash Contribution:          On the Closing Date, Dr. Collins shall
                                    contribute all of his common stock and
                                    options (approximately 480,000 shares) into the transaction, on terms acceptable to BACF. Dr. Collins shall also invest up to $1.0 million of subordinated debt (interest only at 8% p.a., with a bullet maturity of 8 years) at closing, on terms acceptable to BACF. In addition, cash of $11.05 million at CEM will be used to fund part of the Transaction.

Environmental:                      You shall arrange for an environmental
                                    consulting firm acceptable to BACF to
                                    conduct an environmental and occupational safety and health review (the
                                    "Environmental Review") of the Borrower's properties and business practices. The scope of the Environmental Review, the report prepared by the consulting firm (the
                                    "Environmental Report") and the consulting firm must be satisfactory to BACF. BACF reserves the right to have the Environmental Report reviewed by its environmental consultants. Environmental representations, warranties, covenants, notices of default and indemnities related to compliance with environmental laws and regulations, and the maintenance of the Borrower's properties free of hazardous material and/or waste, as are deemed appropriate by BACF and its counsel in their sole discretion, will be required.

Employment Contracts:               BACF may require  employment and non-compete
                                    contracts between the Company and certain members of senior management acceptable to BACF.

     Limited Recourse: Dr. Collins shall be liable for any harm, loss, expense or damage (which may include lost principal or interest and legal fees) suffered or incurred by BACF as a result of fraud, waste, misapplication of funds (including, nonpayment of taxes or insurance

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premiums resulting therefrom and failure to account properly for any security deposit or other deposit), and any direct or indirect transfer of any collateral or the existence of liens on the collateral in violation of the Loan Documents (collectively, the "Recourse Obligations"). In addition, the Financing shall become recourse to Dr. Collins in the event of the voluntary bankruptcy of Holdings or the Company, or any involuntary bankruptcy filed against Holdings or the Company by any affiliate (the "Bankruptcy Obligations"). Dr. Collins' obligations for the Recourse Obligation and the Bankruptcy Obligations shall be evidenced by a Limited Guaranty and Indemnity Agreement in form and substance satisfactory to BACF.

Key-Man Life Insurance:             BACF may require key-man life insurance on
                                    certain members of senior management in
                                    amounts acceptable to BACF.

Transaction Expenses:               All of BACF's out-of-pocket expenses
                                    (including expenses of legal counsel
                                    and outside consultants) will be for
                                    your account and will be paid by you,
                                    regardless of whether the transactions
                                    contemplated hereby are consummated.

Good Faith Deposit:                 A $50,000 good faith deposit (the "Deposit")
                                    was paid upon acceptance of a proposal
                                    letter, and is non-refundable. The Deposit will be credited against the Commitment
                                    Fees due at closing as outlined in a
                                    separate fee letter.

Interest Rate Protection:           BACF may require that the Company obtain
                                    interest rate protection with respect to its floating rate obligations under the Financing.

Broker: Dr. Collins agrees to indemnify and hold BACF harmless from any claim for any commission, fee or compensation from any broker resulting from this transaction. BACF represents that it has not retained any broker or third party in connection with the proposed transaction that it has not arranged to compensate separately. No broker or any other third party has any authority to act or bind BACF

Assignment:                         BACF's interest in the Financing may be
                                    assigned, sold, participated or otherwise transferred, in whole or in part

Indemnity:                          Dr. Collins agrees to indemnify and hold
                                    BACF harmless from any claim for damage, loss or expense arising out of, or in connection with, or any action contemplated in connection herewith, if this transaction is not consummated.

Documentation:                      Negotiation of transaction agreements,
                                    perfection of liens, and satisfaction of other customary closing conditions
                                    (including opinions) must be satisfactory in form and substance to BACF and

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                                    its counsel. BACF's counsel shall prepare
                                    drafts of transaction documents for the
                                    Financing.

Conditions to
Closing: The closing is subject to the satisfaction, in BACF's discretion, of certain conditions including but not limited to:

                                    (i)      satisfactory review of the fiscal
                                             year 2000 year-to-date internal
                                             financial statements of the
                                             Company;
                                    (ii)     satisfactory review of the scope of
                                             the Environmental Review and
                                             results of the Environmental
                                             Report;
                                    (iii)    absence of material adverse change
                                             in the financial condition,
                                             operations or business prospects of
                                             CEM or the Company;
                                    (iv)     payment of any fees or other
                                             consideration that may be agreed
                                             upon in connection with the
                                             Financing,
                                    (v)      satisfactory review of projected
                                             federal and state tax calculations,
                                             and insurance policies;
                                    (vi)     satisfaction by BACF with all terms
                                             of the Transaction, including,
                                             without limitation, any tender
                                             documents or merger agreement in
                                             connection therewith; and
                                    (vii)    satisfactory review of the
                                             purchase agreements and equity
                                             documents (including charter,
                                             shareholder and other documents)
                                             with terms and conditions
                                             acceptable to BACF.

This Commitment Letter is being provided to you on the condition that neither it nor its substance will be disclosed or distributed without the prior written consent of BACF except to the Company, your and their agents, advisors, Dr. Collins, and attorneys who have a need to know as a result of their being specifically involved in the proposed transaction.

This Commitment Letter

         (i) may not be amended, modified or supplemented in any respect except as expressly set forth in writing signed by an authorized representative of BACF, and

         (ii) shall be governed by and construed in accordance with the internal laws of the State of New York.

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If the terms of the Commitment Letter are acceptable to you, please sign below on the enclosed copy of this letter. This Commitment letter will become effective upon your delivery to us of executed counterparts of this Commitment Letter and the Fee Letter, and you agree upon acceptance of this Commitment Letter to pay the fees set forth in the Commitment Letter and Fee Letters (including out-of-pocket expenses). This Commitment Letter expires if not accepted by 5:00 p.m. on April 21, 2000.

                           Very truly yours,

                           Banc of America Commercial Finance Corporation

                           By:       /s/ Joseph P. Longosz
                                    --------------------------------------------
                                    Joseph P. Longosz
                                    Senior Vice President


Agreed and accepted:

 /s/ Michael J. Collins
--------------------------
Michael J. Collins

Dated: April 21, 2000

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